SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 6, 2003


                             MAN SANG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


       NEVADA                            000-20877             87-0539570
(State or other                      (Commission File         (IRS Employer
jurisdiction of incorporation)           Number)             Identification No.)


         21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui,
                             Kowloon, Hong Kong SAR
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (852) 2317 5300


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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

Mr. Cheng Chung Hing, Ricky, who serves as Chairman, President and Chief Executive Officer of the Company, and the Vice Chairman of the Company, Mr. Cheng Tai Po, are the beneficial owners of the principal shareholder, Cafoong Limited ("Cafoong"), of the Company. Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po own 60% and 40% of the issued share capital of Cafoong, respectively. Cafoong directly and indirectly holds 62.42% of Common Stock and 100% of Series A Preferred Stock of the Company. The Company, through its wholly owned subsidiary, Man Sang International (B.V.I.) Limited ("MSBVI"), holds 468.6 million issued shares of Man Sang International Limited ("MSIL"), a company listed on the Hong Kong Stock Exchange, representing 56.66% of all the issued shares of MSIL.

On October 6, 2003, Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po purchased from MSBVI 36 million and 24 million of MSIL shares respectively. The purchase price per share was based upon the average closing price of the MSIL shares over a period of 5 trading days up to and including October 6, 2003, the closing date of the transaction.

After the transaction, MSBVI holds 408.6 million MSIL shares, representing 49.40% of all the issued shares of MSIL and still is the principal shareholder of MSIL. MSBVI together with Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po collectively hold 56.66% of the issued shares of MSIL. The beneficial ownership of Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po in the Company remained unchanged.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       October 10, 2003

                                             MAN SANG HOLDINGS, INC.



                                           By  /s/ Cheng Tai Po
                                               ------------------------------
                                               Cheng Tai Po
                                               Vice Chairman of the Board